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                                                              EXHIBIT 15.1



                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]



January 31, 2002

MidAmerican Energy Company
666 Grand Avenue
Des Moines, Iowa  50303

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of MidAmerican Energy Company and subsidiaries for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000, and September 30, 2001 and
2000, as indicated in our reports dated April 18, 2001, July 20, 2001, and October 26, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, are incorporated by reference in Amendment No. 2 to Registration Statement No. 333-59760.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of Amendment No. 2 to Registration Statement No. 333-59760 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Des Moines, Iowa